EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in this Registration Statement and related prospectus on Form S-8 and incorporation by reference from the Annual Report on Form 10-K of Pentacon, Inc. for the fiscal year ended September 30, 1998 of our report, dated November 21, 1997, relating to the consolidated financial statements of Alatec Products, Inc. as of December 31, 1996 and for the year then ended, and consent to use in this Registration Statement and related prospectus referred to above of our report dated February 20, 1998 (except for Note 13 as to which the date is August 14, 1998), relating to the consolidated financial statements of ASI Aerospace Group, Inc. as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997.

                                   /s/ McGLADREY & PULLEN, LLP
                                       McGLADREY & PULLEN, LLP


Pasadena, California
September 7, 1999